UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934
Check the appropriate Box:
☒	Preliminary Information Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

PACIFIC ALLIANCE CORPORATION
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-1:
(1) Title of each class of securities to which transaction applies: NA
(2) Aggregate number of securities to which transaction applies: NA
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): NA
(4) Proposed maximum aggregate value of transaction: NA
(5) Total Fee Paid: NA
☐ Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previously filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: $0
(2) Form, Schedule or Registration Statement No. NA
(3) Filing Party: NA
(4) Date Filed: NA

Contact Person:  A. O. Headman, Jr., ESQ, Cohne Rappaport & Segal, P.C.
 257 East 200 South, Suite 700, Salt Lake City, UT 84111; Tel: 801-532-2666, Fax: 801-355-1813

PACIFIC ALLIANCE CORPORATION
1661 Lakeview Circle
Ogden, UT 84403

NOTICE OF ACTION TO BE TAKEN WITHOUT A STOCKHOLDERS’ MEETING

Notice is hereby given that Pacific Alliance Corporation plans to take certain corporate action pursuant to the written consent of our Board of Directors and the holders of a majority of our outstanding voting securities (“Majority Stockholders”).  The action we plan to take is to (i) amend our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 250,000,000 and the number of shares of preferred stock we are authorized to issue from 5,000,000 to 20,000,000 (the “Increased Capital Proposal”), and (ii) amend our Certificate of Incorporation to effect a one-for-twenty reverse split of our issued and outstanding shares of common stock (“Reverse Split Proposal”).

On November 11, 2009, our Board of Directors unanimously approved the Increased Capital Proposal and the Reverse Split Proposal and the Majority Stockholders have consented in writing to each of such proposals.

Both the Increased Capital Proposal and the Reverse Split Proposal will be affected through amendments to our Certificate of Incorporation.

The Board of Directors has fixed the close of business on November 11, 2009, as the Record Date for determining the stockholders entitled to notice of the foregoing.

WE ARE NOT ASKING YOU FOR A PROXY AND WE REQUEST THAT YOU NOT SEND US A PROXY.

The accompanying Information Statement, which describes the above corporate actions in more detail, is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effective until twenty (20) calendar days after the mailing of the Information Statement to our stockholders, at which time we may file with the Delaware Secretary of State a Certificate of Amendment to our Certificate of Incorporation to effectuate the increase of our authorized capital stock and the Reverse Split. The Reverse Split will be effective at such time after the expiration of the aforementioned twenty (20) day period as our board of directors determines to be the appropriate effective time.

We encourage you to read the enclosed Information Statement, which is being provided to all of our stockholders. It describes the proposed corporate actions in detail.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE.

November __, 2009

By Order of the Board of Directors

PACIFIC ALLIANCE CORPORATION
1661 Lakeview Circle
Ogden, UT 84403

INFORMATION STATEMENT
November __, 2009

This Information Statement is being provided to you by the
Board of Directors of Pacific Alliance Corporation
_____________________

This Information Statement and the Notice of Action Taken Without a Stockholders’ Meeting (jointly, the “Information Statement”) is furnished by the Board of Directors of Pacific Alliance Corporation (the “Company,”  “We,”  “Us” or “Pacific Alliance”), a Delaware corporation, to the holders of the Pacific Alliance’s common stock as of November 11, 2009 (the “Record Date”) to provide information with respect to action taken by the written consent of the Majority Stockholders. The Majority Stockholders (identified below) approved by written consent proposals to:

•
amend our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 100,000,000 to 250,000,000 and to increase the number of shares of preferred stock which we are authorized to issue from 5,000,000 to 20,000,000 (the “Increased Capital Proposal”); and

•	amend our Certificate of Incorporation to effect a one-for-twenty reverse split of our common stock (“Reverse Split Proposal”).

Voting Securities; Board of Directors and Consenting Stockholders

As of the Record Date, our authorized capitalization consisted of 100,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock par value $.001 per share.   As of the record date there were 68,603,698 shares of common stock issued.

We have designated a Series A Convertible Preferred Stock that consists of 1,000,000 authorized shares of which 1,000,000 shares are issued.  Each share of Series A Convertible Preferred Stock is convertible into 606.6 shares of our common stock and each share of Series A Convertible Preferred Stock is entitled to 606.6 votes per share.

We have designated a Series B Convertible Preferred Stock that consists of 3,300,000 authorized shares of which 665,000 shares are issued.  Each share of Series B Convertible Preferred Stock is convertible into 20 shares of our common stock and each share of Series B Convertible Preferred Stock is entitled to 20 votes per share.

On November 11, 2009, our board of directors (the “Board”) unanimously adopted resolutions approving the Increased Capital Proposal and the Reverse Split Proposal and a corresponding amendment to our Certificate of Incorporation to effect both such Proposals.

Section 228 of the Delaware General Corporation Law (the “DGLC”) provides that the written consent of the holders of the issued and outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible to accomplish the purposes hereafter described, the Board elected to seek the written consent of the holders of a majority of our issued and outstanding shares of voting capital stock to reduce the costs and implement the Share Increase and Reverse Split Proposal in a timely manner.

At the record date we had (i) 68,603,698 shares of common stock issued and outstanding, each share of which entitled the holder to one vote; (ii) 1,000,000 shares of Series A Convertible Preferred Stock issued and outstanding, each share of which entitled the holder to 606.6 votes; and (iii) 665,000 shares of Series B Convertible Preferred Stock issued and outstanding, each share of which entitled the holder to 20 votes.  Accordingly, the total number of votes held by all of our shareholders is 688,503,698.

On November 11, 2009, the following consenting stockholders (the “Majority Stockholders”) who collectively have 93.51% of our outstanding votes, consented in writing to the Increased Capital Proposal and the Reverse Split Proposal:

Stockholder	Votes	Percentage
Jan Clark	523,598,922	76.05%
Steven Clark	35,000,214	5.08%
Randall Menscer	25,000,412	3.63%
Mark Scharmann	30,378,496	4.41%
David Knudson	6,615,658	0.96%
Dan Price	237,025	0.03%
Kirk Ferguson	22,000,169	3.20%
Darrell Cossey	1,000,283	0.15%
Total Votes of Majority Stockholders	643,831,179	93.51%
Total Votes Outstanding	688,503,698	100.00%

Because the Reverse Split will create for some stockholders a fractional amount because their shareholdings before the reverse split are not evenly divisible by twenty, those shareholders with fractional shares will be entitled, upon surrender to the exchange agent of certificates representing such shares, to receive one additional share in consideration for such fractional share.  The terms of the Reverse Split provide that each twenty (20) of the outstanding shares of our common stock on the date of the Reverse Split will be automatically converted into one (1) share of our common stock, thereby reducing the number of shares of common stock issued and outstanding.  The Reverse Split does not change the $0.001 par value designation of our common stock.  The Reverse Split does not change the number of shares of our common stock authorized for issuance; however, the Increased Capital Proposal does increase the number of shares of our common stock authorized from 100,000,000 to 250,000,000.

The Board of Directors decided to obtain written consent of the Majority Stockholders in order to avoid the costs and management time required to hold a special meeting of stockholders. All required corporate approvals of the Increased Capital Proposal and the Reverse Split Proposal have been obtained, subject to furnishing this notice and 20 days elapsing from the date of this notice.  This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

INTEREST OF CERTAIN PERSONS IN FAVOR OF OR OPPOSITION
TO MATTERS ACTED UPON

We are not aware of any interest that would be substantially affected through the adoption of the Increased Capital Proposal or Reverse Split Proposal whether adversely or otherwise.

RECENT TRANSACTION

On June 26, 2009, we entered into an Exchange Agreement (the “Exchange Agreement”) with Superior Filtration Products, LC, a Florida limited liability Company (“Superior”),  and the members of Superior  (“Superior Members”).  A copy of the Exchange Agreement was filed as an exhibit to a Form 8-K that was filed on June 30, 2009.  An amendment to the Exchange Agreement was effective on July 31, 2009, and a copy of such amendment was filed with the Securities and Exchange Commission under cover of a Form 8-K filed on August 5, 2009.

The Exchange Agreement and the acquisition agreed to therein, was closed (the “Closing”) on October 30, 2009 (the “Closing Date”).  At the Closing, Pacific acquired all of the outstanding membership interests of Superior (“Superior Member Interests”) from the Superior Members in exchange for 1,000,000 shares of Pacific Series A Convertible Preferred Stock (“Series A Preferred Stock”).  Not earlier than December 1, 2009, the 1,000,000 shares of Series A Preferred Stock are convertible into 606,600,000 shares of the Company’s common stock.  Assuming that the shares of Series A Preferred Stock had been converted into Pacific’s common stock on the Closing Date, the Superior Members would own approximately 88.04% of the total shares of Pacific common stock then issued and outstanding immediately following the Closing. A Form 8-K was filed on November 5, 2009 regarding the closing of such acquisition.

Simultaneously to the Closing, Pacific completed the initial closing of a private cash offering of shares of its Series B Preferred Stock in which a total of 665,000 Series B Preferred Shares have been sold to date raising gross proceeds of $665,000. The Series B Shares are convertible into 13,300,000 shares of the Company’s common stock.

INCREASE IN AUTHORIZED CAPITAL STOCK PROPOSAL

General

Our Board of Directors has unanimously approved a proposal to amend our Certificate of Incorporation to increase the number of shares of common stock which we are authorized to issue from 100,000,000 to 250,000,000 and the number of shares of our preferred stock which we are authorized to issue from 5,000,000 to 20,000,000.  Our Board has recommended to our Majority Stockholders that they vote in favor of the Increased Capital Proposal and our Majority Stockholders have voted in favor of the Increased Capital Proposal.  The votes of our Majority Stockholders were obtained by written consent. The terms of the additional shares of Common Stock and Preferred Stock will be identical to those of the currently authorized shares of Common Stock and Preferred Stock.  This amendment and the creation of additional shares of authorized Common Stock and Preferred Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock and Preferred Stock will remain unchanged under this amendment.  However, when we effect the Reverse Split Proposal, the number of shares of Common Stock will be reduced and the number of shares of common stock which will be issued upon the conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock will be reduced accordingly.

Consent Required

Approval of the Increased Capital Proposal, through an amendment to our Certificate of Incorporation, required the consent of the holders of a majority of the outstanding voting shares.  As of the Record Date, Majority Stockholders owned total voting rights of 643,831,179 representing approximately 93.51% of the votes that could be cast by the holders of our outstanding voting shares as of the Record Date.  The Majority Stockholders have given their written consent to this Increased Capital Proposal and accordingly, the requisite stockholder approval of this Proposal was obtained by the execution of the Majority Stockholders’ written consent in favor of the Proposal.

Amendment

Our Board of Directors and the Majority Stockholders have voted to amend Article IV of our Certificate of Incorporation to read as is set forth on Exhibit A attached hereto.

Reasons for Increase in Capital

We have recently issued shares of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock all of which are convertible into shares of our common stock. We believe that in order to develop an orderly market we need to effect a reverse stock split.  Assuming the Reverse Split Proposal is effected  we will have a sufficient number of shares of common stock authorized to effect the conversion of Series A and Series B Convertible Preferred Stock.  However, we anticipate that we will, in the future adopt employee option plans and attempt to raise additional capital from the sale of our shares of common stock.  These actions, if they were to occur, of which there can be no assurance, will require the issuance of additional shares of our common stock.  We believe that now is an appropriate time to increase our authorized shares of capital stock so that we will have flexibility in structuring future transactions.

The disadvantages of increasing our authorized common stock include:

•
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any other provisions in its Certificate of Incorporation, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed below, that may have material anti-takeover consequences. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

•
Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

The increase in the number of authorized but unissued shares of common stock would enable Pacific Alliance, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

AMENDMENT TO CERRTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

General

Our Board of Directors has unanimously approved a proposal to amend our Certificate of Incorporation to effect a reverse stock split, pursuant to which every twenty (20) shares (the "Old Shares") of our outstanding common stock would be exchanged for one new share (the "New Shares") of common stock.

The number of Old Shares for which each New Share is to be exchanged is referred to as the "Exchange Number." The Reverse Stock Split will be effected simultaneously for all shares of common stock and the Exchange Number will be the same for all shares of common stock. Upon the effectiveness of the Reverse Stock Split, each option or warrant right for common stock would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the reverse stock split divided by the Exchange Number at the exercise price in effect immediately prior to the Reverse Stock Split, multiplied by the Exchange Number.

Our Board has recommended to our Majority Stockholders that they vote in favor of the Reverse Split Proposal and our Majority Stockholders have voted in favor of the Reverse Stock Split Proposal.  The votes of our Majority Stockholders were obtained by written consent.

The Board will have the authority to determine the exact timing of the Effective Date (as defined below) of the reverse stock split, without further stockholder approval. Such timing will be determined in the judgment of the Board.

Consent Required

Approval of the Reverse Split Proposal, through an amendment to our Certificate of Incorporation, requires the consent of the holders of a majority of the outstanding voting shares.  The Majority Stockholders have 643,831,179 votes representing approximately 93.51% of the votes that could be cast by the holders of our outstanding voting shares as of the Record Date.  The Majority Stockholders have given their written consent to this Reverse Split Proposal and accordingly, the requisite stockholder approval of this Proposal was obtained by the execution of the Majority Stockholders’ written consent in favor of the Proposal.

Amendment

Our Board of Directors and the Majority Stockholders have voted to further amend Article IV of our Certificate of Incorporation to add the language regarding the Reverse Split set forth on Exhibit A attached hereto:

Board Discretion

The Board also reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the Reverse Stock Split, if, at any time prior to filing the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that the Reverse Stock Split is no longer in Pacific Alliance’s best interests or the best interests of our stockholders. The Board may consider a variety of factors in determining whether or not to implement the reverse stock split including, but not limited to:

•	overall trends in the stock market;

•	recent changes and anticipated trends in the per share market price of the common stock, business and transactional developments; and

•	our actual and projected financial performance.

Reasons for the Reverse Stock Split

We have recently issued 1,000,000 shares of Series A Convertible Preferred Stock and 665,000 shares of Series B Convertible Preferred Stock.  Our Board believes that if all such convertible preferred shares were converted into common stock, the number of shares of common stock then issued and outstanding would be such a number that (i) it would have an adverse affect on our trading price, (ii) it would have an adverse affect on future attempts to interest additional broker-dealers in trading our stock, (iii) it would have an adverse affect on attempts to interest investment bankers in attempts to raise additional capital, and (iv) it would have an adverse affect on our attempts to attract potential acquisition candidates.

The primary effect of the Reverse Stock Split is to increase proportionately the per share trading price of our common stock and reduce the number of shares of our common stock issued and issuable upon the conversion of our Series A and Series  B Convertible Preferred Stock.  Based upon the number of shares of common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock issued and outstanding as of the Record Date and assuming all shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were converted into common stock, there would be 34,425,185 shares of our Common Stock issued and outstanding after such one-for-twenty Reverse Split.

As a result of the Reverse Split, the conversion ratio of our Series A Convertible Preferred Stock will be reduced from 606.6 to 1 to approximately 30.33 to 1 and, the conversion ratio of our Series B Convertible Preferred Stock will be reduced from 20 to 1 to 1 for 1.

The Board of Directors believes that effecting the Reverse Split may improve the perception of the Company’s common stock as an investment and enable the Company’s common stock to appeal to a broader range of investors. We believe that a number of institutional investors are unwilling to invest, and in some cases, have internal policies prohibiting them from investing, in lower priced stocks. The Company also believes that many brokerage firms are reluctant to recommend lower priced stocks to their clients. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the Company’s common stock were priced substantially higher. This may limit the willingness of investors to purchase the Company’s common stock. By effecting the Reverse Stock Split, we believe we may be able to raise the trading price of our common stock to a level at which the Company’s common stock could be viewed more favorably by potential investors. If the Reverse Stock Split results in an increased trading price and increased investor interest, the Board of Directors believes that shareholders may benefit from improved trading liquidity of our common stock.

Certain Effects of the Reverse Stock Split

The Reverse Stock Split will not affect the par value of the common stock. As a result, on the Effective Date (as defined below) of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio of one to twenty, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The per-share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Upon the effectiveness of the Reverse Stock Split, the number of authorized shares of common stock that are not issued or outstanding will increase.

As of the effective time of the Reverse Stock Split, each issued and outstanding share of the Company’s common stock would immediately and automatically be reclassified and reduced into one-twentieth of a share of the Company’s common stock.

Except to the extent that the Reverse Stock Split would result in any shareholder receiving cash in lieu of fractional shares described below, the reverse stock split will not:

•	affect any shareholder’s percentage ownership interest in the Company;

•	affect any shareholder’s proportionate voting power;

•	substantially affect the voting rights or other privileges of any shareholder; or

•	alter the relative rights of common shareholders, option holders, warrant holders or holders of equity compensation plan awards.

The principal effects of the Reverse Stock Split are:

•	the number of shares of common stock issued and outstanding will be reduced by a factor of 20; and

•
the per-share exercise price will be increased by a factor of 20, and the number of shares issuable upon exercise shall be decreased by the same factor, for all outstanding options, restricted stock awards, restricted stock units, performance share units, warrants and other convertible or exercisable equity instruments entitling the holders to purchase shares of the Company common stock.

Stockholders should also recognize that if the Reverse Stock Split is effected they will own a fewer number of shares than they presently own, equal to the number of shares owned immediately prior to the filing of the amendment divided by the Exchange Number. While we expect that the Reverse Stock Split will result in an increase in the market price of the common stock, there can be no assurance that the reverse stock split will increase the market price of the common stock by a multiple equal to the Exchange Number or result in the permanent increase in the market price, which is dependent upon many factors, including our performance and prospects. Also, should the market price of the common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a Reverse Stock Split. Furthermore, the possibility exists that liquidity in the market price of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of our stockholders who own odd lots, that is, less than 100 shares. Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results that have been outlined above.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If the Board still believes that the Reverse Stock Split is in the best interests of the Company and its stockholders, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined the appropriate effective time for such split, but in no event earlier than twenty (20) calendar days following the mailing of this Information Statement to the stockholders of the Company. The reverse stock split will become effective on the date of filing the amendment (the "Effective Date"). Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been affected. Our transfer agent will act as exchange agent for the Reverse Stock Split for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) evidencing the Old Shares, together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

No Fractional Shares

No fractional shares of post-split Common Stock will be issued to any stockholder in connection with the Reverse Split. Stockholders of record who would otherwise be entitled to receive a fractional share upon the effective date of the Reverse Split, will, upon surrender of their certificates representing shares of pre-split Common Stock, receive one additional share of common stock in consideration for such fractional share.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code"), generally, property held for investment. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse stock split, including any fraction of a New Share deemed to have been received, will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefore. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable to the amendment of our Certificate of Incorporation relating to Increased Capital Proposal and the Reverse Split Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding shares of our common stock beneficially owned as of November 15, 2009 by: (1) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of its common stock.

Stockholders	Pre-Split Shares (1)	Pre-Split Percentage	Post-Split Shares (2)	Post-Split Percentage

Steven Clark (3)(4)	558,599,136	81.13%	27,929,958	81.13%
Randall Menscer (3)(5)	25,000,412	3.63%	1,250,021	3.63%
Mark Scharmann (3)(6)	30,538,496	4.43%	1,526,925	4.43%
David Knudson (3)(7)	6,640,658	0.96%	332,033	0.96%
Dan Price (3)	237,025	0.03%	11,852	0.03%
Jan Clark (8)	558,599,136	81.13%	27,929,958	81.13%
All Officers and Directors as a Group	621,015,727	90.17%	31,050,789	90.17%

TOTAL	688,503,698	100%	34,425,185	100%

(1)           Assumes all shares of Series A Convertible Preferred Stock and all shares of Series B Convertible Preferred Stock are converted into common stock.

(2)           Assumes all shares of Series A Convertible Preferred Stock and all shares of Series B Convertible Preferred Stock are converted into common stock and the one-for-twenty reverse split is effected.

(3)           These individuals are the officers and directors of the Company.

(4)           Mr. Clark owns 57,699 shares of Series A Convertible Preferred stock in his name.  These shares are convertible into 35,000,214 shares of the Company’s common stock. The shares indicated as owned by Mr. Clark include 863,170 shares of Series A Convertible Preferred Stock owned by his wife, Jan Clark, that are convertible into 523,598,922 shares of the Company’s common stock.

(5)           Mr. Menscer owns 41,214 shares of Series A Convertible Preferred stock in his name.  These shares are convertible into 25,000,412 shares of the Company’s common stock

(6)           The shares designated as owned by Mr. Scharmann include (i) shares of common stock currently owned of record in his own name; (ii) shares currently owned of record by his affiliate, Troika Investment, LLC; and (iv) approximately 160,000 shares issuable upon the exercise of a Warrant owned by Sycamore Ventures, LLC, Series 1 (“Sycamore”) attributed to Mr. Scharmann’s 32% ownership of Sycamore.

(7)           The shares designated as owned by Mr. Knudson include (i) shares of common stock currently owned of record in his own name;  and (ii) approximately 25,000 shares issuable upon the exercise of a Warrant owned by Sycamore attributed to Mr. Knudson’s 5% ownership of Sycamore.

(8)           Mrs. Clark owns 863,170 shares of Series A Convertible Preferred stock in her name.  These shares are convertible into 523,598,922 shares of the Company’s common stock. The shares indicated as owned by Mrs. Clark include 57,699 shares of Series A Convertible Preferred Stock owned by her husband, Steven Clark, that are convertible into 35,000,214 shares of the Company’s common stock.

STOCKHOLDERS SHARING AN ADDRESS

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Information Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Information Statement, may request a copy by contacting the bank, broker or other holder of record, or our offices by telephone at (801) 399-3632, or by mail to: David Knudson, Secretary, Pacific Alliance Corporation, 1661 Lakeview Circle, Ogden, UT 84403. In addition, any such street-name stockholders residing at the same address who have received multiple copies of this Information Statement and wish to receive a single copy of our annual reports, information statements and proxy materials in the future may contact the bank, broker or other holder of record, or our offices at the contact information above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain "forward-looking" statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "might," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the SEC.

COMPANY CONTACT INFORMATION

All inquiries regarding the Company should be addressed to our principal executive offices:

Pacific Alliance Corporation
1661 Lakeview Circle
Ogden, UT 84403
(801) 399-3632

By order of the Board of Directors: /s/ Steven Clark Chief Executive Officer/President

EXHIBIT A

ARTICLE IV
Capital Stock

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 270,000,000 shares which are divided into two classes as follows:

20,000,000 shares of Preferred Stock (Preferred Stock) $.001 par value per share, and

250,000,000 shares of Common Stock (Common Stock) $.001 par value per share.

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions of the above classes of stock are as follows:

Preferred Stock

1.           Issuance in Series.  Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine.  All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative.  All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2.

2.           Authority of the Board with Respect to Series. The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

(a)           the distinctive serial designation and the number of shares constituting a series;

(b)           the dividend rate or rates, whether dividends are cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c)           the voting powers, full or limited, if any, of the shares of the series;

(d)           whether the shares are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(e)           the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

(f)           whether the shares are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(g)           whether the shares are convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(h)           any other preferences, privileges and powers, and relating participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of this Certificate of Incorporation.

3.           Dividends. Before any dividends on any class or classes of stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class or classes of stock of the corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series are entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefore, as they may be adopted by the Board of Directors providing for the issue of the series, payable on such dates in each year as may be fixed in the resolution or resolutions.  The term "class or classes of stock of the Corporation ranking junior to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Corporation hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation.

4.           Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

5.           Voting Rights.  Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

Common Stock

1.           Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

2.           Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to Stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.  The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all of any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock.

The merger or consolidation of the Corporation into or with any other corporation, or the merger or any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

3.           Voting Rights.  Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him or record on the books of the corporation on all matters voted upon by the Stockholders.

Other Provisions

1.           Pre-emptive Rights.  No Stockholder shall have any pre-emptive right to subscribe to an additional issue of stock of any class or series or to any securities of the Corporation convertible into such stock.

2.           Changes in Authorized Capital Stock.  Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

Reverse Stock Split.

At the effective time of the filing of the Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-twentieth (1/20th) of a share of Common Stock, par value $0.001 per share (the "New Common Stock"), of the Corporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-twentieth (1/20). No fractional shares of New Common Stock of the Corporation shall be issued.  Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive, upon surrender to the exchange agent of certificates representing such shares, one additional whole share.   As a result of such Reverse Stock Split, each share of Series A Convertible Preferred Stock shall be convertible into 30.33 shares of the Corporation’s common stock and shall have 30.33 votes per Series A share.  As a result of such Reverse Stock Split, each share of Series B Convertible Preferred Stock shall be convertible into one share of common stock and shall have one vote per Series B share.